Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:
Dennard Lascar Investor Relations
713-529-6600
Rick Black / Ken Dennard

Luby’s Forms Board Special Committee

HOUSTON, TX - September 10, 2019 - Luby's, Inc. (NYSE: LUB) today announced the formation of a new Board Special Committee and provided an update on several on-going initiatives, strategic operational plans, and measures to right-size its corporate overhead.

The Company’s Board of Directors has formed a new Board Special Committee comprised of independent directors with the purpose of establishing a strategic review process to identify, examine, and consider a range of strategic alternatives available to the Company with the objective of maximizing shareholder value. This new Special Committee has been formed consisting of Gerald Bodzy, Twila Day, Joe McKinney, Gasper Mir, John Morlock, and Randolph Read. The Special Committee will be Co-Chaired by Messrs. Bodzy and Read.

"The steps we are taking represent our commitment to maximizing value to our shareholders over the long term," said Gerald Bodzy, Chairman of the Board.

Chris Pappas, President and Chief Executive Officer, stated, "The formation of this Special Committee has the support of the entire Board of Directors and management, and we look forward to the results of their work."

The Board of Directors has not made a decision to enter into any transaction at this time, and there are no assurances that the consideration of strategic alternatives will result in any transaction. Luby’s does not intend to comment on or disclose developments regarding the process unless it deems further disclosure appropriate or required.

"As we begin our fiscal year 2020, we are laser-focused on improving the operational and financial performance of the Company and are confident in our team’s ability to continue to make significant progress on our turn-around plans. Our efforts are well underway to grow guest traffic and sales, as well as to establish an appropriate cost structure across the business. We have already reduced our general and administrative expense by over 10% as we right-size the overhead needed to support our business operations, with additional plans to further reduce our cost structure in 2020," said Pappas.

The Company continues to pursue its initiative to transition certain company-owned Fuddruckers restaurants to franchises. This month, two Fuddruckers locations in Austin were transitioned to one of our franchise operators that has also signed a new development agreement to open additional restaurants in the future. Since April 2019, the Company has transitioned a total of seven Fuddruckers restaurants to this new franchise operator. Luby’s will continue to work on additional transition opportunities in markets outside of its home market of Houston, Texas.

Pappas, commented further, "During our fiscal year 2019, which ended August 29, 2019, we launched several initiatives to improve restaurant sales, reduce expenses and improve the financial performance of the Company.

"Earlier in fiscal year 2019, Luby’s entered into a new five-year credit agreement to improve our financial liquidity, and to aid our efforts to decrease costs and improve sales results. We continue to work diligently to lower our overall cost structure by reducing corporate and overhead expenses.

"We have also been very active in making significant enhancements to our leadership team during fiscal year 2019 with the appointment of Todd Coutee as Chief Operating Officer earlier in the year and most recently through the hiring of a new Vice President of Marketing and a new Vice President of Information Technology. These critical senior management leaders are highly qualified and extremely talented industry veterans. At the Board level, we replaced three departing directors during fiscal year 2019 with three new independent directors adding significant public board and restaurant industry experience. We are also pleased that Gerald Bodzy, an independent director, assumed the role of Independent Chairman last month," said Pappas.

"In regard to our asset divestitures program that began in fiscal 2018, we have sold property generating $35.9 million in proceeds. In addition, over the last two fiscal years, we have closed 39 underperforming restaurants (10 Luby’s cafeterias, 22 Fuddruckers, and seven Cheeseburger in Paradise restaurants)."

The Company plans to release its fourth quarter and fiscal 2019 financial results on Monday, November 11, 2019, before the market opens.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operated 121 restaurants nationally as of September 10: 78 Luby’s Cafeterias, 42 Fuddruckers, and one Cheeseburger in Paradise restaurant. Luby's is the franchisor for 103 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Colombia, and Panama. Luby's Culinary Contract Services provides food service management to 32 sites consisting of healthcare, corporate dining locations, sports stadiums, and sales through retail grocery stores.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in such forward-looking statements. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually identify any viable strategic alternatives, execute any strategic alternative, or achieve the plans, intentions, or expectations (including enhancing shareholder value) disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Factors that might cause such differences include general business and market conditions, the Company’s business strategy and leverage, the Company’s ability to identify and implement any viable strategic alternatives, and other factors included in Luby's reports filed with the Securities and Exchange Commission ("SEC"), particularly in the "Risk Factors" sections of Luby's latest Annual Report on Form 10-K and Form 10-KA for year ended August 29, 2018, filed with the SEC on November 16, 2018, as such Risk Factors may be updated from time to time in subsequent reports. Luby’s does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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